Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES AN EXCHANGE OFFER

FOR A PORTION OF ITS 9.125% NOTES DUE 2011

CLAYTON, MO, June 26, 2006 -- Olin Corporation (NYSE: OLN) announced today that it has commenced an offer to exchange a new series of Notes due 2016 (the "New Notes") for up to $125 million of its outstanding $200 million 9.125% Notes due 2011 (the "Old Notes"), which were issued in 2001. The exchange offer is being conducted upon the terms and subject to the conditions set forth in the offering memorandum dated June 26, 2006, and the related letter of transmittal.

The offering is only made, and copies of the offering documents will only be made available to, holders of Old Notes that have certified certain matters to the Company, including their status as "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act of 1933 ("Eligible Holders"). An offering memorandum, dated today, will be distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-937-2200 or 212-430-3774.

The primary purpose of the exchange offer is to reduce the Company's cost of debt service and to adjust the Company's debt maturity structure to limit the aggregate amount of debt maturing in any one year to approximately $100 million.

The Company is offering to exchange, for each $1,000 principal amount of Old Notes, a like principal amount of New Notes, and cash. The total exchange price will include an early participation payment of $20 per $1,000 principal amount payable only to holders of Old Notes that validly tender and do not withdraw their Old Notes at or before 5:00 p.m. New York City time on July 11, 2006, unless extended. The total exchange price for the Old Notes is based on a fixed-spread pricing formula and will be calculated at 2:00 p.m. New York City time on July 12, 2006. The New Notes will mature on June 15, 2016 and will bear interest at an annual rate that is not to exceed 7%, determined one business day after the early participation date of the exchange offer, such that the new issue price will be at or below, but as close as possible to, par. The exchange offer is scheduled to expire at 5:00 p.m. New York City time on July 25, 2006, unless extended.

The New Notes due 2016 have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities, a solicitation of an offer to sell any securities or an offer to exchange the Old Notes. The exchange offer is being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

2006 - 09